INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of July 17, 2018, by and between Impact Shares, Corp., a Texas nonprofit corporation (the “Adviser”), and Impact Shares Trust I, a Delaware statutory trust (the “Trust”), on behalf of its series listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each, a “Fund” and collectively, the “Funds”).

WHEREAS, the Trust is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS the Adviser is engaged principally in the business of rendering investment management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended;

NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:

SECTION 1. Appointment of Adviser.

The Trust hereby appoints the Adviser to act as manager and investment adviser to the Funds for the period and on the terms herein set forth. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

SECTION 2. Duties of Adviser.

The Adviser, at its own expense, shall furnish the following services and facilities to the Funds:

(a) Investment Program. The Adviser shall (i) furnish continuously an investment program for the Funds consistent with the investment objectives and policies of the Fund, (ii) determine (subject to the overall supervision and review of the Trust’s Board of Trustees (the “Board”)) the investments to be purchased, held, sold or exchanged by the Funds and the portion, if any, of the assets of the Funds to be held uninvested, subject always to the provisions of the Trust’s Declaration of Trust and By-Laws and of the 1940 Act, and to the investment objectives, policies and restrictions of each Fund, each as shall be from time to time in effect, and subject, further, to such policies and restrictions as the Trust’s Board of Trustees may from time to time establish, (iii) make changes in the investments of the Funds, (iv) monitor the Funds’ performance and consider ways to improve the performance of the Funds, including by scrutinizing security selection, style focus, sector concentration, market cap preference, and prevailing market conditions, and (v) vote, exercise consents and exercise all other rights pertaining to such investments. Subject to the foregoing, and, if required under applicable law, the approval of the Board and shareholders of any applicable Fund, the Adviser shall have the authority to engage, terminate and replace one or more sub-advisers in connection with the portfolio management of the Funds, which sub-advisers may be affiliates of the Adviser; provided, however, that the Adviser shall remain responsible to the Trust with respect to its duties and obligations on behalf of the Funds set forth in this Agreement. The Adviser agrees to furnish advice and recommendations to the Funds and the Board with respect to the selection and continued employment of any sub-adviser(s) to provide investment advisory services for the portion(s) of the Funds’ portfolios specified by the Adviser and on terms and conditions, including but not limited to the compensation payable to any such sub-adviser(s), approved in the manner provided by applicable law. The Adviser shall monitor sub-advisers, if any, to confirm their compliance with the Funds’ investment strategies and policies, for any changes that may impact the Funds or the sub-advisers’ operations or overall business continuity, for their adherence to legal and compliance procedures, for any litigation enforcement or regulatory matters relating to the sub-advisers, and with respect to the sub-advisers’ brokerage practices and trading quality.

(b) Portfolio Transactions. The Adviser, or an agent of the Adviser, shall place all orders for the purchase and sale of portfolio securities for the account of the Funds with brokers or dealers selected by the Adviser. In placing portfolio transactions for the Funds, it is recognized that the Adviser will give primary consideration to securing the most favorable price and efficient execution. Consistent with this policy, the Adviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Adviser may be a party. It is understood that neither the Funds nor the Adviser has adopted a formula for allocation of the Funds’ investment transaction business. It is also understood that it is desirable for the Funds that the Adviser have access to supplemental investment and market research and security and economic analysis provided by brokers who may execute brokerage transactions at a higher cost to the Funds than would otherwise result when allocating brokerage transactions to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, subject to Section 28(e) of the Securities Exchange Act of 1934 and any applicable guidance from the U.S. Securities and Exchange Commission, the Adviser is authorized to place orders for the purchase and sale of securities for the Funds with such brokers, subject to review by theBoard from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful or beneficial to the Adviser in connection with its services to other clients.

On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of any of the Funds as well as other clients, the Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Funds and to such other clients.

The Adviser shall initially determine the identity and number of shares of the securities to be accepted in exchange for creation units for a Fund and the identity and number of shares of the securities that will be applicable that day to redemption requests received for such Fund (and may give directions to the Fund’s custodian with respect to such designation).

(c) Administrative and Management Services. The Adviser shall manage, supervise and conduct the other affairs and business of the Funds and matters incidental thereto, subject always to the control of the Board, and to the provisions of the organizational documents of the Trust, the Registration Statement of the Trust with respect to each Fund and its shares of beneficial interest (“Shares”), including each Fund’s Prospectus and Statement of Additional Information, and the 1940 Act, in each case as from time to time amended and in effect. The Adviser may engage other parties to assist it with any of the administrative and management services set forth in this Section.

SECTION 3. Allocation of Expenses.

The Adviser shall pay all expenses of the Trust, except for: (i) distribution and service fees payable pursuant to a Rule 12b-1 plan, if any; (ii) salaries and other compensation or expenses, including travel expenses, of any of a Fund’s executive officers and employees, if any, who are not officers, directors, shareholders, members, partners or employees of the Adviser or its subsidiaries or affiliates; (iii) taxes and governmental fees, if any, levied against a Fund; (iv) brokerage fees and commissions, and other portfolio transaction expenses incurred by or for a Fund; (v) expenses of a Fund’s securities lending (if any), including any securities lending agent fees, as governed by a separate securities lending agreement; costs, including interest expenses, of borrowing money or engaging in other types of leverage financing; (vi) fees and expenses of any underlying funds or other pooled vehicles in which a Fund invests; (vii) dividend and interest expenses on short positions taken by a Fund; (viii) fees and expenses, including travel expenses, and fees and expenses of legal counsel retained for their benefit, of Trustees who are not officers, employees, partners, shareholders or members of the Adviser or its subsidiaries or affiliates; (ix) extraordinary expenses, including extraordinary legal expenses, as may arise, including, without limitation, expenses incurred in connection with litigation, proceedings, other claims, contractual arrangements with Partner Charities and the legal obligations of a Fund to indemnify its Trustees, officers, employees, shareholders, distributors, and agents with respect thereto; (x) fees and expenses, including legal, printing and mailing, solicitation and other fees and expenses associated with and incident to shareholder meetings and proxy solicitations involving shareholder proposals or other non-routine matters that are not initiated or proposed by Fund management; (xi) organizational and offering expenses of a Fund, including registration (including Share registration fees), legal, marketing, printing, accounting and other expenses, associated with organizing a Fund in its state of jurisdiction and in connection with the initial registration of a Fund under the 1940 Act and the initial registration of its shares under the Securities Act (i.e., through the effectiveness of the Fund’s initial registration statement on Form N-1A); (xii) fees and expenses associated with seeking, applying for and obtaining formal exemptive, no-action and/or other relief from the SEC; and (xiii) expenses of a Fund which are capitalized in accordance with generally accepted accounting principles. Any officer or employee of the Adviser or of any entity controlling, controlled by or under common control with the Adviser, who may also serve as officers, trustees or employees of the Trust shall not receive any compensation from the Trust for their services.

SECTION 4. Unitary Advisory Fee.

For the services and facilities to be provided to the Trust by the Adviser as provided in Section 2 hereof, each Fund will pay the Adviser a monthly fee, computed and accrued daily, based on an annual rate set forth in Exhibit A of the Fund’s “Average Daily Managed Assets”, so long as the Adviser has not waived in writing all or a portion of such compensation. “Average Daily Managed Assets” of a Fund shall mean the average daily value of the total assets of the Fund, less all accrued liabilities of the Fund (other than the aggregate amount of any outstanding borrowings constituting financial leverage). The Adviser may waive a portion of its fees, by written notice the relevant Fund and the Board. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for such month shall be computed in a manner consistent with the calculation of the fees payable on a monthly basis. The accrued fees will be payable monthly as promptly as possible after the end of each month during which this Agreement is in effect.

SECTION 5. Indemnification.

(a) The Trust hereby agrees to indemnify the Adviser and each of the Adviser’s partners, officers, employees, and agents (including any individual who serves at the Adviser’s request as director, officer, partner, trustee or the like of another corporation) and controlling persons (each such person being an “Indemnitee”) against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees (all as provided in accordance with applicable state law) reasonably incurred by such Indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which he may be or may have been involved as a party or otherwise or with which he may be or may have been threatened, while acting in any capacity set forth above in this paragraph or thereafter by reason of his having acted in any such capacity, except with respect to any matter as to which he shall have been adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interest of the Trust and furthermore, in the case of any criminal proceeding, so long as he had no reasonable cause to believe that the conduct was unlawful, provided, however, that (1) no Indemnitee shall be indemnified hereunder against any liability to the Trust or its shareholders or any expense of such Indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence (iv) reckless disregard of the duties involved in the conduct of his position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as “Disabling Conduct”), (2) as to any matter disposed of by settlement or a compromise payment by such Indemnitee, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such settlement or compromise is in the best interests of the Trust and that such Indemnitee appears to have acted in good faith in the reasonable belief that his action was in the best interests of the Trust and did not involve Disabling Conduct by such Indemnitee and (3) with respect to any action, suit or other proceeding voluntarily prosecuted by any Indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such Indemnitee was authorized by a majority of the full Board of the Trust. Notwithstanding the foregoing, the Trust shall not be obligated to provide any such indemnification to the extent such provision would waive any right that the Trust cannot lawfully waive.

(b) The Trust shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Trust receives a written affirmation of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Trust unless it is subsequently determined that he is entitled to such indemnification and if the Trustees of the Trust determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (1) the Indemnitee shall provide adequate security for his undertaking, (2) the Trust shall be insured against losses arising by reason of any lawful advances, (3) a majority of a quorum of the Board who are neither “interested persons” of the Trust (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding (“Disinterested Non-Party Trustees”) or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Indemnitee ultimately will be found entitled to indemnification or (4) if there is not a Disinterested Non-Party Trustee, Indemnitee provides the written affirmation referred to above.

(c) All determinations with respect to indemnification hereunder shall be made (1) by a final decision on the merits by a court or other body of competent jurisdiction before whom the proceeding was brought that such Indemnitee is not liable by reason of Disabling Conduct or, (2) in the absence of such a decision, by (i) a majority vote of a quorum of the Disinterested Non-Party Trustees of the Trust, or (ii) if such a quorum is not obtainable or even if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion.

(d) Each Indemnitee shall, in the performance of its duties, be fully and completely justified and protected with regard to any act or any failure to act resulting from reliance in good faith upon the books of account or other records of the Trust, upon an opinion of counsel, or upon reports made to the Trust by any of the Trust’s officers or employees or by any advisor, administrator, manager, distributor, selected dealer, accountant, appraiser or other expert or consultant selected with reasonable care by the Trustees, officers or employees of the Trust, regardless of whether such counsel or other person may also be a Trustee.

(e) The rights accruing to any Indemnitee under these provisions shall not exclude any other right to which he may be lawfully entitled.

SECTION 6. Relations with Funds.

Subject to and in accordance with the organizational documents of the Adviser and the Trust, as well as their policies and procedures and codes of ethics, it is understood that Trustees, officers, agents and shareholders of the Funds are or may be interested in the Adviser (or any successor thereof) as directors, officers or otherwise, that partners, officers and agents of the Adviser (or any successor thereof) are or may be interested in the Funds as Trustees, officers, agents, shareholders or otherwise, and that the Adviser (or any such successor thereof) is or may be interested in the Funds as a shareholder or otherwise.

SECTION 7. Liability of Adviser.

(a) The Adviser shall not be liable to the Funds for any error of judgment or mistake of law or for any loss suffered by the Funds in connection with the matters to which this Agreement relates; provided, however, that no provision of this Agreement shall be deemed to protect the Adviser against any liability to the Funds or its shareholders to which it might otherwise be subject by reason of any Disabling Conduct nor shall any provision hereof be deemed to protect any trustee or officer of the Funds against any such liability to which he might otherwise be subject by reason of any Disabling Conduct.

(b) The rights of exculpation and indemnification are not to be construed so as to provide for exculpation or indemnification provided under Sections 7 and 8 of any person for any liability (including liability under U.S. federal securities laws that, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that exculpation or indemnification would be in violation of applicable law, but will be construed so as to effectuate the applicable provisions of this section to the maximum extent permitted by applicable law.

SECTION 8. Duration and Termination of this Agreement.

(a) Duration. This Agreement shall become effective on the date first set forth above with respect to the initial Funds on Exhibit A, such date being the date on which this Agreement has been executed following: (1) the approval of the Board, including approval by a vote of a majority of the members of the Board who are not “interested persons” (as defined in the 1940 Act) of the Adviser or the Funds, cast in person at a meeting called for the purpose of voting on such approval; and (2) the approval by a “vote of a majority of the outstanding voting securities” (as defined in the 1940 Act) of a Fund. Unless terminated as herein provided, this Agreement shall remain in full force and effect until the date that is two years after the effective date of this Agreement. Subsequent to such initial period of effectiveness, this Agreement shall continue in full force and effect, subject to paragraph 8(c), so long as such continuance is approved at least annually (a) by either the Board or by a “vote of a majority of the outstanding voting securities” (as defined in the 1940 Act) of a Fund and (b) in either event, by the vote of a majority of the members of the Board who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval. With respect to each new Fund added to the Agreement on or after the initial effective date, this Agreement shall have an initial term of up to two years beginning on the date indicated on Exhibit A and thereafter, if not terminated, shall continue in effect if approved at least annually as set forth above.

(b) Amendment. No provision of this Agreement may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the amendment, waiver, discharge or termination is sought. Any amendment of this Agreement shall be subject to the 1940 Act including the interpretation thereof that amendments that do not increase the compensation of the Adviser or otherwise fundamentally alter the relationship of the Trust with the Adviser do not require shareholder approval if approved by the requisite majority of the Trust’s Trustees who are not “interested persons” (as defined in the 1940 Act) of the Trust. The amendment of Exhibit A to this Agreement for the sole purpose of (i) adding or deleting one or more Funds or (ii) making other non-material changes to the information included in the Schedule shall not be deemed an amendment of this Agreement.

(c) Termination. This Agreement may be terminated at any time, without payment of any penalty, by vote of the Board, or by a “vote of a majority of the outstanding voting securities” (as defined in the 1940 Act) of a Fund, or by the Adviser, in each case on not more than 60 days’ nor less than 30 days’ prior written notice to the other party.

(d) Automatic Termination. This Agreement shall automatically and immediately terminate in the event of its “assignment” (as defined in the 1940 Act).

SECTION 9. Services Not Exclusive.

(a) The services of the Adviser to the Funds hereunder are not to be deemed exclusive, and the Adviser (and its affiliates) shall be free to render similar services to others so long as its services hereunder are not impaired thereby; provided, however, that the Adviser will undertake no activities that, in its reasonable good faith judgment, will adversely affect the performance of its obligations under this Agreement. In addition, the parties may enter into other agreements pursuant to which the Adviser provides administrative or other, non-investment advisory services to the Funds, and the Adviser may be compensated for such other services.

(b) Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Adviser to engage in any other business or to render services of any kind to any other corporation, firm individual or association.

SECTION 10. Use of the Name “Impact Shares”

Each Fund acknowledges that, as between each Fund and the Adviser, the Adviser owns and controls the term “Impact Shares.” The Adviser grants to each Fund a royalty-free, non-exclusive license to use the name “Impact Shares” in the name of the Fund for the duration of this Agreement and any extensions or renewals thereof. Such license may, upon termination of this Agreement, be terminated by the Adviser, in which event the Fund shall promptly take whatever action may be necessary (including calling a meeting of its Board or shareholders) to change its name and to discontinue any further use of the name “Impact Shares” in the name of the Fund or otherwise. The name “Impact Shares” may be used or licensed by the Adviser in connection with any of its activities, or licenced by the Adviser to any other party.

SECTION 11. Notices.

Notices under this Agreement shall be in writing and shall be addressed, and delivered or mailed postage prepaid, to the other party at such address as such other party may designate from time to time for the receipt of such notices. Until further notice to the other party, the address of each party to this Agreement for this purpose shall be 2189 Broken Bend, Frisco, Texas 75034.

SECTION 12. Governing Law; Severability; Counterparts.

This Agreement shall be construed in accordance with the laws of the State of New York (without reference to its conflict of laws provisions) , and the applicable provisions of the 1940 Act. To the extent that applicable law of the State of New York, or any of the provisions herein, conflict with applicable provisions of the 1940 Act, the latter shall control. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

SECTION 13. No Third Party Beneficiaries.

This Agreement is not intended and shall not convey any rights, privileges, claims or remedies to any person other than a party to this Agreement and its respective successors and permitted assigns.

SECTION 14. Miscellaneous.

(a) If the Adviser enters into a definitive agreement that would result in an assignment (within the meaning of the 1940 Act) by the Adviser, it agrees to give the Funds the lesser of 60 days’ written notice and such notice as is reasonably practicable before consummating the transaction.

(b) Where the effect of a requirement of the 1940 Act reflected in or contemplated by any provisions of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

(c) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(d) This Agreement, including the schedules hereto, constitutes the entire understanding between the parties pertaining to the subject matter hereof and supersedes any prior agreement between the parties on this subject matter.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

Impact Shares, Corp.

By:	/S/ Donald J. Guiney
Name:	Donald J. Guiney
Title:	Secretary/General Counsel

Impact Shares Funds I

By:	/S/ Donald J. Guiney
Name:	Donald J. Guiney
Title:	Secretary/General Counsel

Exhibit A to Investment Advisory Agreement

As of September 20, 2018

Fund Name	Unitary Advisory Fee
Impact Shares NAACP Minority Empowerment ETF[1]	0.75%
Impact Shares YWCA Women’s Empowerment ETF[2]	0.75%
Impact Shares Sustainable Development Goals Global Equity ETF[3]	0.75%

[1]	Effective July 17, 2018.
[2]	Effective August 27, 2018.
[3]	Effective September 20, 2018.

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